UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2018

TILE SHOP HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-35629	45-5538095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14000 Carlson Parkway, Plymouth, Minnesota 55441

(Address of principal executive offices, including ZIP code)

(763) 852-2950

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective September 18, 2018, Tile Shop Holdings, Inc. (the “Company”), and its operating subsidiary The Tile Shop, LLC (“The Tile Shop”), entered into a Credit Agreement with certain subsidiaries of the Company and The Tile Shop, each lender from time to time party thereto, Bank of America, N.A., Fifth Third Bank, and Citizens Bank, N.A. (the “Credit Agreement”). The Credit Agreement provides The Tile Shop with a senior credit facility consisting of a $100,000,000 revolving line of credit. Borrowings pursuant to the Credit Agreement initially bear interest at a rate of adjusted LIBOR plus 1.75% and may bear interest in a range between adjusted LIBOR plus 1.50% to adjusted LIBOR plus 2.25%, depending on The Tile Shop’s consolidated total rent adjusted leverage ratio. The Credit Agreement contains customary events of default, conditions to borrowings, and restrictive covenants, including restrictions on the Company’s and The Tile Shop’s ability to dispose of assets, make acquisitions, incur additional debt, incur liens, or make investments. The Credit Agreement also includes financial and other covenants, including covenants to maintain certain fixed charge coverage ratios and consolidated total rent adjusted leverage ratios.

In connection with the transactions contemplated by the Credit Agreement, the Company, The Tile Shop, Tile Shop Lending, Inc. and The Tile Shop of Michigan, LLC (collectively, the “Company Parties”), and Bank of America, N.A. entered into a Security Agreement, dated as of September 18, 2018 (the “Security Agreement”) and a Securities Pledge Agreement, dated as of September 18, 2018 (the “Pledge Agreement”), pursuant to which each of the Company Parties granted to the lenders under the Credit Agreement a first priority security interest in certain accounts, inventory, equipment, general intangibles, chattel paper, letters of credit, and other assets to secure the obligations of the Company Parties under the Credit Agreement.

Additionally, in connection with the transactions contemplated by the Credit Agreement, each of the Company Parties also agreed to guarantee the obligations of the other Company Parties pursuant to the Credit Agreement, as set forth in a Guaranty Agreement, dated as of September 18, 2018, by and among the Company Parties and Bank of America, N.A. (the “Guaranty Agreement”).

The Credit Agreement supersedes and replaces in its entirety the Company’s current senior secured credit facility with Fifth Third Bank dated June 2, 2015, as amended on April 5, 2018, July 17, 2017, February 10, 2017 and December 9, 2016. The material terms of the current credit facility were most recently disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, in the section entitled “Liquidity and Capital Resources.” In addition to increasing the line of credit from $75,000,000 under the current credit facility to $100,000,000 under the Credit Agreement, the Credit Agreement also provides additional flexibility in the Company’s fixed charge coverage ratio covenant, which is now 1.25:100 (as compared to 1.35:1.00 under the current credit facility), and in the calculation of the consolidated total rent adjusted leverage ratio, which now is based on six times the trailing four-quarter rent expense (as compared to eight times the trailing four-quarter rent expense under the current credit facility).

The Company drew on the line of credit pursuant to the Credit Agreement to refinance all of the existing indebtedness outstanding under the Company’s current credit facility and to pay closing costs in connection with the Credit Agreement. Additional borrowings pursuant to the Credit Agreement may be used to support the Company’s growth and for working capital purposes.

The foregoing descriptions of the Credit Agreement, the Security Agreement, the Pledge Agreement, and the Guaranty Agreement are summary in nature and are qualified in their entirety by reference to the full text of the Credit Agreement, the Security Agreement, the Pledge Agreement, and the Guaranty Agreement, respectively, copies of which are filed as Exhibits 10.1, 10.2, 10.3, and 10.4 respectively, to this Current Report on Form 8-K and incorporated herein by reference.

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Item 1.02	Termination of a Material Definitive Agreement.

The disclosures set forth under Item 1.01 of this Form 8-K are incorporated by reference in this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth under Item 1.01 of this Form 8-K are incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1

Credit Agreement, dated as of September 18, 2018, by and among Tile Shop Holdings, Inc., The Tile Shop, LLC, Tile Shop Lending, Inc., certain subsidiaries of The Tile Shop, LLC as borrowers, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C issuer.

10.2

Security Agreement, dated as of September 18, 2018, by and among Tile Shop Holdings, Inc., The Tile Shop, LLC, Tile Shop Lending, Inc., The Tile Shop of Michigan, LLC, and Bank of America, N.A., as Administrative Agent.

10.3

Securities Pledge Agreement, dated as of September 18, 2018, by and among Tile Shop Holdings, Inc., The Tile Shop, LLC, Tile Shop Lending, Inc., The Tile Shop of Michigan, LLC, and Bank of America, N.A., as Administrative Agent.

10.4

Guaranty Agreement, dated as of September 18, 2018, by and among Tile Shop Holdings, Inc., The Tile Shop, LLC, Tile Shop Lending, Inc., The Tile Shop of Michigan, LLC, and Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILE SHOP HOLDINGS, INC.
By: /s/ Kirk Geadelmann
Date: September 19, 2018	Name: Kirk Geadelmann
Title: Chief Financial Officer